Exhibit 8.1


                                  June 3, 1998





IMC Securities, Inc.
5901 East Fowler Avenue
Tampa, FL 33617-2362


         Re:      IMC Securities Inc.
                  Home Equity Loan Asset Backed Certificates, Series 1998-3 Registration Statement on Form S-3 No. 333-48429

Ladies and Gentlemen:

         We have acted as counsel to IMC Securities Inc. in connection with the preparation and filing of the registration statement on Form S-3 (such registration statement, the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Home Equity Loan Asset Backed Certificates, Series 1998-3 (the "Certificates"). Our advice formed the basis for the description of federal income tax consequences appearing under the heading "Federal Income Tax Consequences" in the prospectus supplement contained in the Registration Statement. Such description does not purport to discuss all possible federal income tax consequences of an investment in Certificates but with respect to those tax consequences which are discussed, it it our opinion that the description is accurate. In addition, assuming (i) the REMIC elections are made,
(ii) the Pooling and Servicing Agreement is fully executed, delivered and enforceable against the parties thereto in accordance with its terms, (iii) the transaction described in the prospectus supplement is completed on substantially the terms and conditions set forth therein, and (iv) continuing compliance with the Pooling and Servicing Agreement, it is our opinion that, for federal income tax purposes: the Lower-Tier REMIC and the Upper-Tier REMIC will each be treated as a REMIC; the Class A Certificates will be treated as "regular interests" in the Upper- Tier REMIC; the Class R Certificate will be the sole "residual interests" in the Upper-Tier REMIC; the Lower-Tier A-1 through A-8 Interests will each be treated as "regular interests" in the Lower- Tier REMIC; and, the Lower-Tier REMIC Residual Class will be the sole "residual interest" in the Lower-Tier REMIC.

         We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus supplement under the heading "Federal Income Tax Consequences."

                                            Very truly yours,



                                            /s/ Arter & Hadden LLP
                                                Arter & Hadden LLP